Exhibit 10.13

MASTER SERVICES AGREEMENT

BETWEEN

GEORGE CLINICAL PTY LIMITED

ABN 33 098 184 528

AND

REGENMED (CAYMAN) LTD, d/b/a PROKIDNEY

MASTER SERVICES AGREEMENT (MSA)

THIS AGREEMENT is made on        15 February 2021

BETWEEN:

1.	GEORGE CLINICAL PTY LTD (ABN 33 098 184 528) of Level 5, 1 King Street, Newtown, NSW 2042 AUSTRALIA (George Clinical); and

2.	RegenMed (Cayman) Ltd., d/b/a PROKIDNEY of 10 Market Street, # 688 Camana Bay, Grand Cayman, KY1-9006, Cayman Islands (ProKidney).

BACKGROUND:

A.

George Clinical is a medical research company that performs clinical research services for other medical research companies and commercial entities within the pharmaceutical, medical device and biotechnology industries.

B.	ProKidney is a company that is conducting a clinical trial related to renal autologous cell therapy.

C.	ProKidney wishes to engage George Clinical to provide Services in accordance with the terms of this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement unless the context otherwise requires:

Affiliate means an entity which controls, is controlled by, or is under common control with, a Party, but only so long as such control exists, and control means the ability to vote 50% or more of the voting securities of any entity or otherwise having the ability to control the polices and direction of an entity;

Applicable Law means all laws, rules and regulations, including any subordinate legislation, applying in the jurisdiction of the Study and the performance of Services and includes: (i) ICH guidelines; (ii) current Good Clinical Practices, and if applicable, current Good Laboratory Practices; and (iii) applicable industry standards in the pharmaceutical industry when performing studies used to support regulatory filings.

Background Intellectual Property of a Party means all Intellectual Property rights owned or controlled by the Party as at the Commencement Date, or independently developed after the Commencement Date, which it makes available for the purpose of carrying out Services for a Research Project, and includes any improvements made solely by that Party to its Intellectual Property.

Business Day means a day that is not a Saturday, Sunday or public holiday in the relevant jurisdiction;

Change Order means an agreement signed by both Parties substantially in the form of Exhibit C to amend a Work Order.

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Commencement Date means 15 February, 2021.

Confidential Information means information that is by its nature confidential, is designated by a Party as confidential, or the other Party knows or ought to know is confidential, which is provided by one Party to the other for the purposes of this Agreement and includes all documents, materials, data, works, ideas, know-how, trade secrets, concepts and information, in any form or medium, relating in any way to a Party’s affairs, customers, businesses, products, sales, marketing or promotional information; and includes Confidential Information of a Study’s sponsor or third parties provided to George Clinical for it to perform Services;

Dispute means a dispute or disagreement arising out of or in connection with this Agreement or a Work Order;

Fee means the amounts payable to George Clinical for the Services, as described in the applicable Work Order;

Intellectual Property means all industrial and intellectual property rights, including patents, copyright, future copyright, trade business, company or domain names, rights in relation to circuit layouts, plant breeders’ rights, registered designs, registered and unregistered trademarks, know how, trade secrets and the right to have confidential information kept confidential, and any and all other rights to intellectual property which may exist anywhere in the world, and any application or right to apply for registration of any of the preceding rights;

Investigator Site means a location where a Study is actually conducted.

Parties means George Clinical and ProKidney and Party, as the context requires, is a reference to either of them;

Privacy Laws means privacy laws, legislation, codes and/or guidelines that apply to the Services in the applicable jurisdiction;

Representatives means the officers, employees, contractors, agents, authorised representatives and permitted contractors of a Party or its Affiliates;

Research Project means the research project identified in a Work Order.

Services means the services to be performed by George Clinical on behalf of ProKidney as described in the applicable Work Order.

Study means an investigation of a medicine or device as identified in a Work Order.

Study Drug means the medicine or device being trialled or tested in a Study and includes where relevant any placebo.

Term means the period specified in clause 6.

Termination Date means 15 February 2026; and

Work Order means an agreement substantially in the form of Exhibit A, which specifies Services George Clinical will perform for ProKidney in respect of a Study.

1.2.	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	headings are for convenience only and do not affect interpretation;

(b)	the singular includes the plural and vice versa, and any words importing a gender include other genders;

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(c)	other grammatical forms of defined words or expressions have corresponding meanings;

(d)	a reference to a document, including this Agreement, is to that document as amended, novated, renewed, substituted or supplemented at any time;

(e)

a reference to a clause, paragraph, schedule or annexure is a reference to a clause or paragraph of or schedule, exhibit or annexure to this Agreement and a reference to this Agreement includes any schedules, exhibits and annexures;

(f)	a reference to any legislation or statutory instrument or regulation includes an amendment or re-enactment to that legislation and includes subordinate legislation in force under it;

(g)	a reference to a person means an individual, corporation, government or governmental agency, estate, trust, association or other legal or commercial entity or undertaking.

(h)	a reference to ‘writing’ includes any means of reproducing words in a tangible and permanently visible form;

(i)	a reference to a Party includes that Party’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(j)	mentioning anything after ‘include’, ‘includes’ or ‘including’ does not limit what else might be included;

(k)	a reference to ‘dollars’ or ‘$’ is to Australian currency unless such reference specifies otherwise;

(l)	an obligation not to do something includes an obligation not to cause and not to permit it to be done;

(m)

no clause in this Agreement will be construed adversely to a Party on the ground, irrespective of whether or not it is the only ground, that the Party was responsible for the preparation of the clause; and

(n)	a reference to days is to calendar days unless qualified as a Business Day.

2.	APPOINTMENT AND SCOPE OF ENGAGEMENT

2.1	This Agreement contains the standard terms which apply to Services George Clinical provides to ProKidney in accordance with Work Orders.

2.2	ProKidney appoints George Clinical to provide Services during the Term in accordance with this Agreement and applicable Work Orders.

2.3	George Clinical agrees to provide Services to ProKidney on a non-exclusive basis, in accordance with this Agreement and applicable Work Orders.

2.4	George Clinical is an independent contractor and no relationship of employment, joint venture or agency will come into existence between George Clinical and ProKidney.

2.5

George Clinical may use an Affiliate to perform Services but it will remain responsible for its obligations under this Agreement and each applicable Work Order and must ensure that its Affiliate complies with this Agreement and the Work Order.

2.6	Neither Party may do any of the following without the other Party’s written consent:

(a)	contract on behalf of or bind the other Party;

(b)	publish an advertisement or other information relating to the other Party; or

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(c)	use the other Party’s name or logo.

3.	WORK ORDERS

3.1	A Work Order is not effective unless it is signed by both Parties. A template Work Order is provided as Exhibit A.

3.2	ProKidney determines in its sole discretion if and when it requests Services from George Clinical.

3.3	Work Orders must be numbered sequentially and specify the following information or identify that such information is “not applicable” to the Work Order:

(a)	name of the Study and its basic parameters, including sponsor;

(b)	the Services and scope of work;

(c)	estimated dates for deliverables and completion;

(d)	the budget and approval process for reimbursement of expenses, payment of costs and Fees, the schedule of payments, payment instructions, any prepayments and currency schedules;

(e)	resource allocation;

(f)

any transfer of obligations specifying sponsor responsibilities George Clinical assumes on ProKidney’s behalf in relation to the Study, substantially in the form of Attachment C to the template Work Order in Exhibit A; and

(g)	any other specific Services to be performed by George Clinical.

3.4	Each Work Order is incorporated by reference into this Agreement.

3.5

If ProKidney requests George Clinical to perform “sponsor” responsibilities under a Work Order with respect to a Study, the Work Order must specify which responsibilities ProKidney transfers to George Clinical in a list substantially in the form of Attachment C of the Template Work Order.

3.6	A Work Order can only be amended by a Change Order.

3.7	In the event of a conflict between the terms of this Agreement and a Work Order, the terms of this Agreement will control unless expressly superseded in the Work Order.

4.	CHANGE ORDERS

4.1	A Change Order is not effective unless it is signed by both Parties. A template Change Order is provided as Exhibit B.

4.2	A Change Order must:

(a)	be numbered sequentially;

(b)	refer to the Work Order it amends;

(c)	list the changes to the Work Order; and

(d)	state the reason for each change, and the impact on responsibilities, budget, timelines, payment schedules and assumptions (as applicable).

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5.	STUDY DRUG/ BIOLOGIC – INTENTIONALLY OMITTED

6.	TERM

6.1	This Agreement commences on the Commencement Date and continues until the Termination Date, unless terminated earlier under clause 11 (Termination).

6.2	If a Work Order remains active at the Termination Date, this Agreement continues until the Work Order is either completed or terminated.

7.	GEORGE CLINICAL’S OBLIGATIONS, REPRESENTATIONS AND WARRANTIES

7.1

George Clinical must perform its Services in compliance with the requirements of the applicable Study, as set out in its protocol, this Agreement, the applicable Work Order, Applicable Law and ProKidney’s reasonable instructions.

7.2	George Clinical must:

(a)

perform the Services in a competent and efficient manner with all necessary skill, care and diligence expected in relation to similar services and must comply with Applicable Law, standards, codes and guidelines relating to the Services;

(a)	provide ProKidney with prompt progress reports on the Services if ProKidney requests;

(b)	maintain records, Study subject medical records and other raw data sources relating to the Study in compliance with Applicable Law for the longer of:

i.	3 years after the health authority approves the marketing application for the Study Drug;

ii.	3 years after the termination or withdrawal of the health regulatory agency exemption under which the Study was conducted; or

iii.	the period required by Applicable Law; and

(c)	notify ProKidney promptly if it identifies a breach by an Investigator Site of any of the activities which George Clinical monitors as part of the Services.

7.3

Though the Services are aimed at monitoring Investigator Site’s regulatory compliance, George Clinical does not guarantee that compliance or any particular Study results. George Clinical is not liable for regulatory non-compliance by Investigator Site or adverse effects associated with the Study or the Services, except to the extent arising from George Clinical’s breach of this Agreement, violation of law, or willful misconduct or gross negligence.

7.4

ProKidney may inspect or audit George Clinical’s records relating to Services with reasonable notice. The inspection or audit must be during normal business hours, at ProKidney’s cost, and is to assure compliance with this Agreement and the relevant Work Order.

7.5

If either Party becomes aware that a regulatory authority intends to audit or inspect it in relation to any Services, it must notify the other Party in writing, send copies of any correspondence, and inform the other Party of the findings and outcome of the audit or inspection.

7.6

When George Clinical completes a Study, it must deliver all relevant records to ProKidney within 30 days. George Clinical may keep a copy of records for verification of the Services performed but remains subject to an obligation of confidence under this Agreement.

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7.7

If the Services include material scientific input and/or leadership, George Clinical must ensure that the relevant Work Order and agreement with the Sponsor, if applicable, includes rights to scientific attribution and access to data for independent publication for George Clinical.

7.8	George Clinical represents and warrants to ProKidney as follows:

(a)	George Clinical is and will remain a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)

The execution and delivery of this Agreement by George Clinical has been authorized by all requisite corporate or company action. This Agreement is and will remain a valid and binding obligation of George Clinical, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

(c)

George Clinical is under no contractual or other obligation or restriction that is inconsistent with George Clinical’s execution or performance of this Agreement. George Clinical will not enter into any agreement, either written or oral, that would conflict with George Clinical’s responsibilities under this Agreement.

(d)

George Clinical has engaged, will engage and will cause its Affiliates involved in rendering Services to engage, employees and permitted subcontractors including consultants (collectively, Personnel) with the proper skill, training, availability and experience to provide Services. Before providing Services, all Personnel must be subject to binding written agreements with George Clinical under which they (a) have confidentiality obligations that are consistent with the terms of this Agreement; and (b) assign and effectively vest in George Clinical any and all rights that such personnel might have in the results of their work without any obligation of ProKidney to pay any royalties or other consideration to such Personnel.

(e)

George Clinical, its Affiliates, their Personnel and each of their respective officers and directors, as applicable: (i) have not been debarred and will not knowingly use in any capacity in connection with Services any person who has been debarred, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services. Service Provider will notify ProKidney immediately if George Clinical, its Affiliates, any Personnel, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of George Clinical’s knowledge, is threatened.

8.	PAYMENTS

8.1.	Payments

(a)	ProKidney must pay George Clinical the Fee in accordance with the applicable Work Order. The Fee is calculated by reference to the prices, timelines and payment terms agreed in the Work Order.

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(b)	If a Work Order provides for prepayments, the Work Order must specify the amount and timing of the prepayment.

(c)	George Clinical will invoice ProKidney monthly.

(d)	ProKidney will pay George Clinical within 45 days of receiving a valid tax invoice.

(e)	If part of an invoice is disputed, ProKidney will pay the undisputed amounts. The Parties will try to resolve the disputed amount in good faith and as soon as possible.

(f)

If any tax or duty must be withheld on a payment, ProKidney must promptly pay the tax or duty to the appropriate taxing authority without deducting any amount owed to George Clinical. ProKidney must obtain an official receipt for the tax paid and send it to George Clinical, to be reimbursed.

(g)	Each Party must pay all costs of bank transfers within its own country and any taxes relating to their income and revenue.

(h)

Unless otherwise expressly stated, all amounts, prices, values or other sums payable or to be provided under this Agreement are exclusive of any value added, general sales or local taxes. Any value added, general sales or local taxes chargeable are to be paid by the ProKidney in addition to the amounts, prices, value or other sums payable under this Agreement.

8.2.	Currency and inflation adjustments

(a)	The currency for invoices and payments must be agreed in the relevant Work Order. George Clinical may request ProKidney to make a provision for any currency fluctuations.

(b)

If George Clinical incurs expenses in a currency differing from the invoice and payment currency (Foreign Currency), those expenses will be converted in the invoice at the average exchange rates of the month in which the expenses were incurred, as published by Reserve Bank of Australia, unless the applicable Work Order provides otherwise.

(c)	Invoices must detail the costs in the invoice and payment currency and include an itemised list per country, detailing each cost in Foreign Currency and the exchange rate(s) used.

(d)

If Services in a Work Order will be performed over multiple calendar years, George Clinical may request ProKidney to pay an increase in fees to account for inflation. If inflation is already built into the Fee then this must be detailed in the Work Order or Change Order.

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9.	CONFIDENTIALITY

9.1.	Obligation of confidence

Each Party must retain in confidence and must not use any Confidential Information or disclose it to any third party except as expressly permitted under this Agreement, to perform Services or with the other Party’s written consent.

9.2.	Terms of this Agreement

Neither Party may disclose the terms of this Agreement to any third party without the other Party’s written consent.

9.3.	Exceptions

The obligations of confidence do not apply to Confidential Information that is:

(a)	in the public domain, otherwise than as a result of a breach of obligation of confidence;

(b)	obtained by a Party from a third party who does not have an obligation of confidentiality with respect to such information; or

(c)	disclosed to a Party’s professional advisers who have agreed in writing to keep the Confidential Information confidential.

Further, a recipient Party may disclose Confidential Information of the Party that provided the Confidential Information to the extent required by law or order of a judicial or parliamentary body or governmental agency, but only if such recipient Party promptly notifies the providing Party in writing, if legally permissible, provides reasonable cooperation to the providing Party in its efforts to oppose or obtain confidential treatment of such disclosure (and at such providing Party’s expense) and only discloses that part of the Confidential Information required by law or order to be disclosed.

9.4.	Return and destruction of Confidential Information

a)

If this Agreement expires or is terminated, each Party must immediately return (or if requested by the other Party, destroy) all Confidential Information of the other Party that is in its possession, power or control.

b)	George Clinical may retain a copy of Confidential Information relating to a Study that must be retained under Applicable Law.

9.5	Study results and the Study protocol are regarded as ProKidney’s Confidential Information.

9.6

Each Party must limit access to Confidential Information of the other Party to its personnel who have a need to know it to perform Services and must ensure that they comply with the obligations of confidence under this clause as if they were a party to this Agreement.

9.8

Each Party acknowledges that monetary damages are an inadequate remedy for breach of the obligation of confidence under this clause so a Party may seek equitable relief, including an injunction to protect its Confidential Information from unauthorised use or disclosure, without the need to post any bond and without the need to demonstrate actual damages.

10.	INTELLECTUAL PROPERTY

10.1.	Background Intellectual Property

This Agreement, including any Work Order or Change Order, does not affect the ownership of a Party’s Background Intellectual Property. Background Intellectual Property of each Party remains the sole property of that Party.

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10.2.	Study Intellectual Property

(a)

Any Intellectual Property, deliverables, work product and data arising from the Services (collectively, Deliverables) vests immediately in ProKidney upon its creation. George Clinical hereby assigns, and agrees to assign, to ProKidney all of George Clinical’s right, title and interest in and to all Deliverables. Each Party will do everything reasonably necessary to effect that assignment, including executing and delivering all requested applications, assignments and other documents, and take such other measures as ProKidney reasonably requests, at ProKidney’s expense, in order to perfect and enforce ProKidney’s rights in the Deliverables.

(b)

George Clinical must disclose promptly to ProKidney any new Intellectual Property, including inventions which it creates in the course of performing Services or based on ProKidney’s Confidential Information.

11.	TERMINATION

11.1.	Termination of Agreement

(a)	ProKidney may terminate this Agreement or any Work Order for whatever reason by giving 30 days’ notice in writing to George Clinical.

(b)	A Party may terminate this Agreement or any applicable Work Order immediately if the other Party:

i.	becomes insolvent, files for bankruptcy or has a receiver or administrator appointed to it; or

ii.	breaches a material term of this Agreement, and does not remedy the breach substantially within 30 days of receiving a written notice by the non-breaching Party specifying the nature of the breach.

(c)	Each Party must continue to perform its obligations under this Agreement or a Work Order during the 30 day remedy period if material breach is alleged.

11.2.	Termination of Work Orders

(a)	ProKidney may terminate a Work Order immediately if:

(i)	the relevant Study is terminated; or

(ii)

George Clinical breaches a material term of this Agreement or does not perform Services to ProKidney’s reasonable satisfaction and does not remedy the breach or perform satisfactorily within 30 days of receiving a notice specifying the nature of the breach or non-performance.

(b)

George Clinical may terminate a Work Order by written notice stating the effective date (which may be less than 30 days from the notice date) of termination if it believes on reasonable grounds that continued performance of the Services under the Work Order poses an unacceptable risk to patient safety or may violate regulatory or scientific standards of integrity.

(c)	A termination notice must identify each Work Order that is terminated by its number.

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11.3.	Consequences on Termination

If this Agreement or a Work Order expires or is terminated for any reason:

(a)

the Parties must meet promptly and in good faith to prepare a close-out schedule, budget and timelines. George Clinical must only work as necessary to close-out the Services or as required by Applicable Law or as specified in a Work Order;

(b)

ProKidney must pay George Clinical for all Services actually performed in accordance with this Agreement and any applicable Work Order and must reimburse all costs and expenses George Clinical incurred in performing those Services, including non-cancelable costs payable to third parties incurred before termination but paid after the t Termination Date;

(c)	ProKidney must pay all George Clinical’s actual costs incurred to complete activities associated with the close-out of the Study;

(d)	each Party must return to the other any unused supplies of products or other materials in its control within 60 days;

(e)	the terms of this Agreement continue to apply to each open Work Order until it expires or terminates;

(f)	payment may be based on:

(i)	‘tasks completed’ and ProKidney must pay the unit rate for each completed task as detailed in the applicable Work Order;

(ii)

milestones, and if some milestones are incomplete, ProKidney must pay George Clinical a pro rata amount for actual work up to the date of termination, (in addition to paying for completed units or milestones); or

(iii)	a combination of the two, as detailed in the close-out budget prepared under clause 11.3 (a).

12.	DISPUTES

12.1.

A Dispute must be resolved in accordance with this clause. However, nothing in this clause prevents a Party from obtaining urgent injunctive relief, if necessary to protect Intellectual Property rights or its Confidential Information.

12.2.	The Parties must first attempt to negotiate in good faith to resolve a Dispute.

12.3.

If the Dispute is not resolved within 14 days after good faith negotiations commence, either Party may refer the Dispute to mediation with the International Chamber of Commerce (ICC). The mediation will be conducted in accordance with the ICC Mediation Rules operating at the time the Dispute is referred. The location for such mediation shall be New York, U.S.A., or, upon mutual written agreement of the Parties, such mediation may be conducted virtually in English. Any information or documents obtained during the mediation must only be used to resolve the Dispute before the ADC.

12.4.	If the Dispute is not resolved within 21 days of the commencement of mediation, either Party may commence proceedings in any court of competent jurisdiction.

12.5.	Unless specifically provided otherwise, each Party must continue to perform its obligations under this Agreement, despite the existence of a Dispute.

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13.	INDEMNITY

13.1.	Mutual indemnities

(a)

Each Party (Indemnifying Party) indemnifies the other Party, its Affiliates and their Representatives (each an Indemnified Party), against any third party loss, liability, expense or cost (collectively Loss) an Indemnified Party suffers as a direct result of the existence, performance or termination of this Agreement and which is caused by Indemnifying Party’s breach of this Agreement, or negligence or wilful misconduct of Indemnifying Party, or any person it retains to perform this Agreement. Losses constitute a direct payment obligation of the Indemnifying Party.

(b)	The indemnity in paragraph (a) will be reduced proportionally to the extent that the Indemnified Party’s negligent act, omission or willful misconduct contributed to the Loss.

(c)

The Indemnified Party must give the Indemnifying Party prompt written notice of any claim likely to lead to a claim for indemnity and must fully cooperate with the Indemnifying Party and its legal representatives in the investigation and management of any claim.

(d)

Indemnifying Party has the right to manage the defence and settlement of a claim but must obtain Indemnified Party’s written consent to settle the claim. Alternatively, Indemnified Party may elect to control defence of the claim itself at its own expense but if it does so, Indemnifying Party has no obligation to indemnify or defend Indemnified Party in relation to that claim.

(e)	Neither Party may withhold its approval of the settlement of a claim unreasonably.

(f)	Indemnified Party must take all reasonable steps to mitigate its Loss.

13.2.	ProKidney’s indemnity to George Clinical

(a)

Solely in connection with a Work Order under which George Clinical will supervise the conduct of a Study and that expressly requires indemnification, ProKidney indemnifies George Clinical, its Affiliates and their Representatives against any Loss any of them suffers as a direct result of claims brought by third parties arising from or in connection with the administration or use of a Study Drug, any clinical intervention or procedure provided for or required by the Study protocol or a Local Indemnity (as defined in paragraph (g).

(b)

The indemnity in paragraph (a) will be reduced proportionally to the extent that George Clinical’s negligent act, omission or wilful misconduct or breach of this Agreement or the Study protocol contributed to the Loss.

(c)

George Clinical must give ProKidney prompt notice of any circumstances likely to lead to a claim for indemnity and must fully cooperate with ProKidney and its legal representatives in the investigation and management of any claim.

(d)

ProKidney may manage the defence and settlement of a claim but must obtain George Clinical’s consent to settle the claim. Alternatively, George Clinical may elect to assume control of the defence of the claim itself at its own expense but if it does, ProKidney has no obligation to indemnify or defend George Clinical in relation to that claim.

(e)	Neither Party may withhold its approval of the settlement of a claim unreasonably.

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(f)	George Clinical must take all reasonable steps to mitigate its Loss.

(g)

A Local Indemnity means an indemnity George Clinical must provide to Investigator Sites or human research ethics review committees against claims arising from a Study on standard terms and conditions applicable in the relevant jurisdiction.

(h)

For avoidance of doubt, ProKidney’s indemnity covers all Work Orders and Change Orders executed under this Agreement. George Clinical may request additional indemnity in associated Work Orders depending on the nature of the Services and study sponsor relationship.

14.	INSURANCE

14.1	Each Party must maintain appropriate insurance policies required by Applicable Law or reasonable professional practice with reputable insurers to cover its obligations to the other Party.

14.2	A Party will provide the other Party with certificates of insurance or other evidence of its insurance, if requested in writing.

14.3	A Party must not knowingly do anything that might invalidate any insurance policy held by the other Party.

15.	FORCE MAJEURE

15.1

A Party will not be liable for failure or delay in performing its obligations (except for payment obligations) under this Agreement, or any Work Order, for the period and to the extent that its failure or delay is due to a Force Majeure Event.

15.2	A Party relying on this clause must:

(a)	promptly notify the other Party in writing of the circumstances and effect of the Force Majeure Event; and

(b)	take all steps reasonably necessary to mitigate the effects of the Force Majeure Event.

15.3	If a Force Majeure Event continues for more than 3 months, the other Party may immediately terminate this Agreement and applicable Work Orders by written notice.

15.4

In this clause, Force Majeure Event means an event, which is out of the reasonable control of a Party and not caused by its own act or omission, including acts of God, natural events, fire, flood, hurricane, earthquake, explosion, volcanic eruption, war, embargo, events of terrorism, industrial action, strike (other than a strike involving the affected Party’s labor force), riot, crime and act of government or regulatory agency.

16.	LIMITATION OF LIABILITY

16.1

Despite any other clause in this Agreement, no Party is liable (including without limitation, in contract, negligence or tort) for any loss of profits, opportunities or goodwill or any type of indirect or consequential damages in connection with this Agreement or any Work Order or Services performed by it.

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16.2	Nothing in this Agreement excludes or limits any liability which cannot be excluded under Applicable Law.

17.	PRIVACY

17.1.	Each Party must ensure that it collects, stores and discloses any personal information it obtains as a result of this Agreement in accordance with applicable Privacy Laws.

17.2.	Each Party must promptly report to the other Party any unauthorised access to, use or disclosure of personal information and must work with the other Party to remedy the incident.

18.	NON SOLICITATION

18.1	Neither Party may directly or indirectly solicit, recruit or hire an employee of the other Party.

18.2	This clause does not apply if an employee applies for employment in response to a public advertisement that is not specifically directed to that employee or responds to a general advertisement.

18.3	This clause applies during the term of this Agreement and for 12 months after its expiry or termination.

19.	NOTICES

19.1

A notice, consent, approval, or other communication in connection with this Agreement (each a Notice) must be in writing and delivered or sent to the address or email of the recipient as follows (as amended by Notice):

(a)	if to ProKidney:

ProKidney

Attn: Ashley Johns

8020 Arco Corporate Dr. Ste 118

Raleigh, NC 27617

Email:Ashley.Johns@ProKidney.com

(b)	if to George Clinical:

George Clinical Pty Ltd

Level 5, 1 King Street

Newtown NSW 2042, AUSTRALIA

Email: contracts@georgeclinical.com

Marked for the attention of: CEO

19.2	A Notice takes effect from the time received and is taken to be received by the recipient:

(a)	if delivered by hand, on the day of delivery;

(b)	if sent by post, on the third (seventh, if sent to another country) Business Day after the date of posting;

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if sent by email, on the day that the recipient acknowledges receipt by return email; However, if received after 5:00pm or on a day that is not a Business Day, it is be taken to be received at 9:00am on the next Business Day

19.3.	Although the Parties may correspond via e-mail for operational purposes, no formal notice required by this Agreement may be given or made via email.

20.	MISCELLANEOUS

20.1	Entire Agreement

This Agreement, together with each Work Order and Change Order relating to a Study, contains the entire agreement between the Parties and supersedes all communications, negotiations, arrangements and agreements, whether oral or in writing, in respect of that Study.

20.2	Inconsistency

If, for a particular Study, there is any inconsistency between this Agreement and its Work Order and any Change Order, the clauses of this Agreement prevail, unless expressly provided otherwise in the Work Order or Change Order.

20.3	Amendment

This Agreement may only be amended by a written document signed by both Parties. An amendment to a Work Order must comply with clause 4.

20.4	Waiver

No right under this Agreement is waived except by notice in writing signed by the Party waiving the right. A failure or delay to exercise any right, power or remedy under this Agreement will not operate as a waiver. Likewise, a single or partial exercise of any right, power or remedy will not preclude any other or future exercise of that or any other right, power or remedy.

20.5	Assignment and Subcontracting

(a)

A Party must not assign, sub-contract, or transfer its rights or obligations under this Agreement or a Work Order without the prior written consent of the other Party or if it is to an Affiliate under clause 2.5. Such consent should not be unreasonably withheld.

(b)	If George Clinical subcontracts an obligation under this Agreement or any Work Order George Clinical remains responsible and liable for Services performed by its subcontractors.

20.6	Governing Law

The laws applicable in the state of New York, U.S.A., govern this Agreement, without regard to conflicts of laws provisions.

20.7	Severability

Any clause of this Agreement which is prohibited or unenforceable is ineffective to the extent of the prohibition or unenforceability, but the validity or enforceability of the remaining clauses of this Agreement will not be affected.

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20.8	Counterparts

This Agreement may be executed in a number of counterparts and all counterparts taken together are regarded as one instrument. A Party may sign any one counterpart. This Agreement may be delivered by email and the Parties may rely on an electronic signature as though it were an original signature.

20.9	Warranty of authority

If this Agreement, or a Work Order or Change Order, is signed by a person for and on behalf of a Party (signee), that Party represents and warrants that the signee has authority to enter into and sign this Agreement, or a Work Order or Change Order, on its behalf and constitutes a valid execution on behalf of that Party.

20.10	Survival

Clauses 9 (Confidentiality), 10 (Intellectual Property), 11.3 (Consequences on Termination), 12 (Disputes), 13 (Indemnity), 14 (Insurance), 16 (Limitation of Liability), 18 (Non Solicitation) and any operational clauses giving effect to these, survive expiry and termination of this Agreement.

EXECUTED as an Agreement between the Parties:

Executed for and on behalf of GEORGE CLINICAL PTY LIMITED (ABN 33 098 184 528) by:

Signature:	/s/ Jacqueline Thorn	Signature:	/s/ Sean Hart
	Director		Director

Name:	Jacqueline Thorn	Name:	Sean Hart
	Please print		Please print

Date:	16 February 2021	Date:	16 February 2021

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Executed for and on behalf of RegenMed (Cayman) Ltd., d/b/a PROKIDNEY by:

Signature:	/s/ Ashley H. Johns	Signature:	/s/ Chelsey J. Hehl
	VP Clinical Ops		Sr. Clinical Operations Manager

Name:	Ashley H. Johns	Name:	Chelsey J. Hehl
	Please print		Please print

Date: 17 February 2021		Date: 17 February 2021

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